September 14, 2015

Capitol Series Trust

c/o Huntington Asset Services, Inc.

P.O. Box 6110

Indianapolis, Indiana 46206-6110

Ladies and Gentlemen:

We have acted as counsel to Capitol Series Trust, an Ohio statutory trust (the “Trust”), in its individual capacity, and on behalf of its series Fuller & Thaler Behavioral Core Equity Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about September 14, 2015 (the “Registration Statement”). The Registration Statement is being filed with respect to the Acquiring Fund’s shares of beneficial interest, namely the Class A Shares, Institutional Shares and Select Shares of the Acquiring Fund (collectively, the “Shares”), to be issued in exchange for the assets of AllianzGI Behavioral Advantage Large Cap Fund, a series of the Allianz Funds Multi-Strategy Multi Strategy Trust, a Massachusetts business trust, as described in the Registration Statement (the “Reorganization”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a) A certificate of the Secretary of State of the State of Ohio, dated as of a recent date, as to the existence of the Trust;

(b) Certificates of the Secretary of State of the State of Ohio acknowledging receipt and custody of the following: (1) Report of Business Trust filed September 27, 2013 which includes the Trust’s Agreement and Declaration of Trust dated September 18, 2013 (“Declaration of Trust”) and the Trust’s By-Laws dated September 18, 2013 (“By-Laws”); (2) Amendment to Report of Business Trust and/or Trust Instrument filed November 13, 2013 which includes Amendment No. 1 to the Declaration of Trust dated November 1, 2013; (3) Amendment to Report of Business Trust and/or Trust Instrument filed December 2, 2013 which includes Amendment No. 2 to the Declaration of Trust dated November 15, 2013 and Amendment No. 1 to By-Laws dated November 15, 2013, and (4) Amendment to Report of Business Trust and/or Trust Instrument filed May 19, 2015 which includes Amendment No. 3 to the Declaration of Trust dated April 29, 2015 (collectively, the “Formation Documents”);

(c) A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, among other things: (1) the Trust’s Formation Documents; and (2) the resolutions adopted by the Trustees of the Trust at a meeting held on March 18, 2015, authorizing the Reorganization and the issuance of the Shares on behalf of the Acquiring Fund (the “Resolutions”);

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Capitol Series Trust

September 14, 2015

(d) A copy of the Registration Statement; and

(e) A copy of the Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the copy referred to in paragraph (d) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Formation Documents, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Ohio that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust (“Ohio Law”) to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Ohio. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Ohio. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Formation Documents refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for Ohio Law, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Formation Documents and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable.

Capitol Series Trust

September 14, 2015

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL

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